                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



The Board of Directors
Provena Foods Inc.:

We consent to incorporation by reference in the Registration Statement (No.33-23852) on Form S-8 of Provena Foods Inc. of our report dated January 29, 2002, relating to the balance sheets of Provena Foods Inc. as of December 31, 2001 and 2000, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Provena Foods Inc.


                                        KPMG LLP


Orange County, California
April 8, 2002